UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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 ☐ Preliminary Proxy Statement

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 ☐ Definitive Proxy Statement

☒ Definitive Additional Materials

 ☐ Soliciting Material under § 240.14a-12
ICF International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ICF INTERNATIONAL, INC.
1902 Reston Metro Plaza
Reston, Virginia, 20190
April 24, 2026
Dear ICF Stockholder:
This supplement (this “Supplement”) to the definitive proxy statement of ICF International, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 22, 2026 (the “Proxy Statement”) is being furnished to provide corrected disclosure regarding the vote required for approval of, and the treatment and effect of abstentions and broker non-votes with respect to, Proposal 3 (Approval of the ICF International, Inc. 2026 Omnibus Incentive Plan).
The Proxy Statement contained inconsistent descriptions of the voting standard applicable to Proposal 3 in certain locations. This Supplement is being filed solely to correct those inconsistencies.
1. Proxy Summary Table (page i) and Voting and Meeting Information Table (page 1)
In the Proxy Summary table on page i and the Voting and Meeting Information table on page 1 of the Proxy Statement, the “Votes Required for Approval” for Proposal 3 was described as the “Majority of the votes entitled to be cast for the proposal.”
This description is hereby corrected to read as follows:
“Majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting. Abstentions will have the same effect as voting against this proposal. Broker non-votes will have no effect on the outcome of Proposal 3.”
2. Proposal 3 Detail Section (page 24)
On page 24 of the Proxy Statement, in the discussion of the vote required for approval of Proposal 3, the Proxy Statement stated that the vote required for approval of Proposal 3 is “the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting (meaning the number of shares voted ‘FOR’ must exceed the number of shares voted ‘AGAINST’); provided, a quorum is present” and that “[a]bstentions and broker non-votes will have no effect on the outcome of this proposal because they are not counted as votes cast.”
This description is hereby corrected to read as follows:
“In accordance with the Company’s Amended and Restated Bylaws, approval of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the Annual Meeting, provided a quorum is present. Abstentions will have the same effect as voting against this proposal because abstentions are counted as shares present and entitled to vote but are not votes in favor of the proposal. Proposal 3 is a non-routine matter, meaning that brokers, banks, or other nominees do not have discretion to vote uninstructed shares on Proposal 3. Broker non-votes will have no effect on the outcome of Proposal 3 because they are not counted as shares present and entitled to vote on this proposal.”
3. Voting and Meeting Information (page 3)
The description of the voting standard for Proposal 3 set forth on page 3 of the Proxy Statement under the heading "How many votes are needed to approve each item?" is confirmed as correct. In that section, the Proxy Statement accurately disclosed that Proposal 3 "must be approved by a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting" and that "[a]bstentions will have the same effect as voting against this proposal."
In addition, on page 3 of the Proxy Statement, under the heading "What are the requirements and procedures for a quorum, abstentions, and broker non-votes?", the reference to shares held in street name being counted as "present" if "your broker, bank, or other nominee votes your shares on Proposal 3" is hereby corrected to refer to "Proposal 4" (ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm), which is the sole routine matter at the Annual Meeting on which brokers have discretionary voting authority.

The Board of Directors continues to recommend
that stockholders vote “FOR” Proposal 3.
Voting Matters
Except as specifically supplemented and superseded by the information in this Supplement, all other information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 2 of the Proxy Statement under the heading “Can I change my vote?”